Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Aptose Biosciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Share, no par value per share	Other(3)	1,257,785	$6.055	$7,615,888	0.00011020	$839.27
Total Offering Amounts					$7,615,888		—
Total Fee Offsets							—
Net Fee Due							$839.27

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes such indeterminable number of additional shares of the registrant’s common share, no par per share (the “Common Share”), as may be issued as a result of an adjustment to the shares by reason of a share split, share dividend or similar capital adjustment, as required by the plans.

(2) Represents 7,547 Common Shares previously issued to the selling shareholder on May 25, 2023, 17,609 Common Shares to be issued pursuant to the purchase agreement with the selling shareholder, and up to 1,232,629 Common Shares that are issuable at the option of the registrant pursuant to a purchase agreement with the selling shareholder.

(3) Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of the Common Shares reported on the Nasdaq Capital Market on June 14, 2023.